UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Texas Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TEXAS INDUSTRIES, INC. 1341 W. MOCKINGBIRD LANE • DALLAS, TEXAS 75247 • (972) 647-6700

August [    ], 2007

DEAR SHAREHOLDER:

You are cordially invited to attend our annual meeting of shareholders, to be held at 9:30 a.m. central daylight time, on Tuesday, October 16, 2007, at The Westin City Center Dallas, 650 North Pearl Street, Dallas, TX 75201.

The following Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the annual meeting.   During the annual meeting we will also report on our operations.   Our 2007 Annual Report accompanies this Proxy Statement.

It is important that your shares be represented at the annual meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy.   You may do so by filling out and returning the enclosed proxy card or by voting your proxy by telephone or via the Internet.

If you arrive early, you are invited to have coffee and meet informally with our directors.

Sincerely,

Mel G. Brekhus President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On October 16, 2007

The annual meeting of shareholders of Texas Industries, Inc. will be held at The Westin City Center Dallas, 650 North Pearl Street, Dallas, TX 75201, on Tuesday, October 16, 2007, at 9:30 a.m. (CDT) for the following purposes:

1.	To elect three directors to terms expiring in 2010;

2.	To amend our certificate of incorporation to increase our authorized common stock from 40 million shares to 100 million shares;

3.	To approve the selection of Ernst & Young LLP as our independent auditors;

4.	To consider a shareholder proposal regarding a sustainability report if such proposal is properly presented at the meeting; and

5.	To transact any other business properly brought before the annual meeting.

Only shareholders of record at the close of business on August 20, 2007, will be entitled to vote at the annual meeting.   A list of such shareholders will be open for examination by any shareholder during ordinary business hours for a period of ten days prior to the annual meeting, at our executive offices at 1341 W. Mockingbird Lane, Dallas, Texas 75247-6913.

While we encourage you to attend the annual meeting, please vote your shares as promptly as possible. You may vote your shares in a number of ways.   You may mark your votes, date, sign and return the proxy card. If you have shares registered in your own name, you may choose to vote those shares via the Internet at http://www.proxyvoting.com/txi, or you may vote telephonically, within the U.S. and Canada only, by calling the toll-free number listed in the instructions set forth on the proxy card.   If you hold our shares with a broker or bank, you may also be eligible to vote via the Internet or by telephone if your broker or bank participates in the proxy voting program provided by Broadridge Financial Solutions.

By Order of the Board of Directors,

Frederick G. Anderson Secretary

Dallas, Texas

August [    ], 2007

TEXAS INDUSTRIES, INC.

1341 W. MOCKINGBIRD LANE • DALLAS, TEXAS 75247 • (972) 647-6700

PROXY STATEMENT

PROXY STATEMENT

INFORMATION ABOUT SOLICITATION AND VOTING

In this Proxy Statement, the terms “we”, “our”, “us” and “Company” mean Texas Industries, Inc., a Delaware corporation. The term “annual meeting” means our annual meeting of shareholders to be held on October 16, 2007.

Solicitation

This Proxy Statement is furnished in connection with the solicitation by our board of directors of proxies for exercise at our annual meeting and at any adjournment thereof. The approximate date on which this Proxy Statement and accompanying proxy are first being sent to shareholders is August [    ], 2007.

We will pay the cost of soliciting proxies. In addition to solicitation by mail, we request that banks, brokers and other custodians, nominees and fiduciaries send proxy material to the beneficial owners and secure their voting instructions if necessary. We will reimburse them for their expenses in so doing. If proxies are not promptly received, our employees may solicit proxies from some shareholders in person, by telephone or by telecopy. In addition, we have retained Broadridge Financial Solutions and Mellon Investor Services LLC to assist in the solicitation of proxies at an aggregate cost of approximately $15,000 plus reasonable out-of-pocket expenses.

Shares Outstanding and Quorum

We had [            ] shares of common stock outstanding on August 20, 2007, our record date. Each share is entitled to one vote. The presence at the annual meeting, in person or by proxy, of the holders of a majority of our issued and outstanding common stock is necessary to constitute a quorum to transact business.

Voting of Proxy

Although you may not be able to attend the annual meeting in person, if you are a shareholder of record at the close of business on the record date you may vote by using the proxy solicited by our board of directors. Voting by use of the proxy can be accomplished either by dating, signing and returning the proxy card in the envelope which is enclosed with this document, by calling the toll-free number and following the instructions on the proxy card, or via the Internet by following the instructions on the proxy card.

Your shares cannot be voted at the annual meeting unless you are present or represented by proxy. You may revoke your proxy prior to the voting by notice in writing to the Secretary of the Company at the address stated above, by submitting another proxy by telephone or via the Internet, or by voting in person at the annual meeting.

Whether you choose to vote by mail, telephone or Internet, you can specify approval, disapproval or abstention from each proposal set forth on the proxy card. If you properly sign and return the proxy card or vote by telephone or Internet without specifying how the shares are to be voted, those shares will be voted in accordance with the board of directors’ recommendations.

Abstentions and broker non-votes (as defined below) will be counted for the purpose of determining whether a quorum is present at the annual meeting. For the purpose of electing directors, a plurality of the votes cast is required for election, and abstentions, broker non-votes and withheld votes are not counted. For the purpose of the proposal to increase our authorized common stock, the affirmative vote of a majority of our outstanding common stock entitled to vote is required for approval, and abstentions and broker non-votes will have the same effect as a negative vote. For the purpose of the other proposals, the affirmative vote of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote will be required for approval, and abstentions will be included in the vote totals and will have the same effect as a negative vote, but broker non-votes will not be included in the vote totals and will have no effect on the vote. Broker non-votes are shares held in street name and the broker or other record holder is prohibited from exercising discretionary authority for the beneficial owner and has not received instructions from the beneficial owner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table furnishes information concerning all persons known to us to beneficially own 5% or more of our common stock as of May 31, 2007 unless a different date is specified in the notes below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
NNS Holding (1) c/o M&C Corporate Services PO Box 309 GT Ugland House South Church Street GeorgeTown, Grand Cayman Cayman Islands	4,073,939	14.9%

Southeastern Asset Management, Inc. (2) 6410 Poplar Avenue, Suite 900 Memphis, TN 38119	3,291,400	12.0%

Stephen Mandel (3) Two Greenwich Plaza Greenwich, CT 06830	1,707,799	6.3%

(1)	Based on Schedule 13D/A filed by NNS Holding on July 17, 2007. Mr. Nassef Sawiris and Mr. Philip Norman are directors of NNS Holding with the power to vote and dispose of the shares held by NNS Holding.
(2)	Southeastern Asset Management, Inc. is the investment advisor for Longleaf Partners Small-Cap Fund, the holder of the shares reported.
(3)	Mr. Mandel is the managing member of Lone Pine Associates, LLP; Lone Pine Members, LLC; and Lone Pine Capital, LLC, each of which is the general partner or investment manager of entities that hold the shares reported for Mr. Mandel.

The following table sets forth as of May 31, 2007, the approximate number of shares of our common stock beneficially owned by each director, nominee for director, and executive officer named in the Summary Compensation Table, and by all of our directors and executive officers as a group.

Name of Beneficial Owner	Company Common Stock
	Beneficially Owned(1)		Percent
Robert Alpert	71,464	(2)(3)	*
Mel G. Brekhus	260,306	(2)	*
Sam Coats	2,600		*
Gordon E. Forward	7,333		*
Keith W. Hughes	4,500		*
Henry H. Mauz, Jr.	3,500		*
Thomas R. Ransdell	4,504		*
Robert D. Rogers	304,623	(2)	1.1
Ronald G. Steinhart	2,615		*
Richard M. Fowler	182,275	(2)	*
Frederick G. Anderson	11,224	(2)	*
William J. Durbin	56,657	(2)	*
J. Lynn Davis	23,852	(2)	*
All directors and executive officers as a group (19 persons)	1,153,127	(2)(3)	4.1

*	Represents less than one percent (1%) of the total number of shares outstanding.
(1)	Unless indicated in a note below, each person has the sole voting and investment authority with respect to the shares set forth in the table.
(2)	This table includes shares of common stock subject to options that are presently exercisable or that became exercisable within 60 days of May 31, 2007, as follows: Robert Alpert—11,998 shares; Mel G. Brekhus—208,104 shares; Gordon E. Forward – 1,333 shares; Robert D. Rogers—135,981 shares; Richard M. Fowler—137,703 shares; Frederick G. Anderson—11,224 shares; William J. Durbin—39,182 shares; J. Lynn Davis—3,733 shares; and all directors and executive officers as a group—691,654 shares.
(3)	This table includes shares of common stock that have been pledged as security as follows: Mr. Alpert—38,661 shares; and all directors and executive officers as a group—76,220 shares.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our bylaws provide for a board of directors of not fewer than three nor more than twenty-one directors. The actual number serving at any time is determined by resolution of the board. The board has determined that the number of directors currently constituting the full board is nine. The bylaws also require that the board be divided into three classes. The classes must be as nearly equal in number as possible. The three classes have staggered terms of three years. The terms of office of three of our directors expire at this annual meeting.

Nominees for election are Mel G. Brekhus, Robert D. Rogers and Ronald G. Steinhart, all of whom are standing for re-election.

The proxies solicited hereby cannot be voted for a greater number of persons than the three nominees named below. Unless otherwise indicated, all proxies that authorize the persons named therein to vote for the election of directors will be voted for the election of the nominees named below. Directors are elected by plurality vote. If any of the nominees named should not be available for election as a result of unforeseen circumstances, it is the intention of the persons named in the proxy to vote for the election of such substitute nominee, if any, as the board of directors may propose.

Nominees for Director

The following are nominees for election as directors for a term of office expiring at the 2010 annual meeting of shareholders or until their respective successors have been elected and qualified.

Name	Age	Principal Occupation During Past Five Years*	Served as Director Since	Proposed Term to Expire
Mel G. Brekhus	58	President and Chief Executive Officer of the Company since June 1, 2004; Executive Vice President-Cement, Aggregate and Concrete of the Company from 1998 until June 2004	2004	2010
Robert D. Rogers	71	Chairman of the Board of the Company since October 2004; President and Chief Executive Officer of the Company from 1970 until May 31, 2004; director of Con-way Inc. and Adams Golf, Inc.	1970	2010
Ronald G. Steinhart	66	Chairman and Chief Executive Officer of the Commercial Banking Group of Bank One Corporation from December 1996 until his retirement in January 2000; prior thereto, he served in various executive positions, including as Chief Executive Officer, of several banking institutions; director of United Auto Group, Inc., Animal Health International, Inc. and Penson Worldwide, Inc. and a trustee of the MFS/Compass Group of mutual funds	2007	2010

*	Based upon information provided by the directors as of June 30, 2007.

Your Board of Directors recommends that you vote FOR all of the nominees listed above.

Continuing Directors

The term of office for each of the continuing directors expires at the annual meeting of shareholders to be held in the year indicated below, or until his successor is elected and qualified.

Name	Age	Principal Occupation During Past Five Years*	Served as Director Since	Term to Expire
Robert Alpert	75	President and Chairman of the Board of Angelholm Corp. d/b/a The Alpert Companies (a management company for personal investments), Dallas, Texas, since 1995; managed his own portfolio of companies since 1961 with investments in banking, finance, real estate and entertainment; director of Argo Funding Co. L.L.C. (venture capital), Dallas, Texas, and Trio Consulting (UK) Ltd. (manufacturing), Stockholm, Sweden; past director of CNF, Inc. and Aladdin Industries, Inc.	1975	2008
Sam Coats	66

Business and aviation consultant since March 2006; President and Chief Executive Officer of Schlotzsky’s, Inc. (fast casual dining restaurants) and S.I. Restructuring, Inc. from June 2004 until March 2006 (Schlotzsky’s, Inc. hired Mr. Coats to restructure the company and, as a part thereof, it filed under chapter 11 of the Bankruptcy Code in August 2004); business and aviation consultant from January 2002 until June 2004; President and Chief Executive Officer of Sammons Travel Group (package tour operator) from July 2000 until June 2001; prior to July 2000, served in various positions, including as chief executive officer, of two airlines and an airline management software company; director of Safety-Kleen Holdco, Inc.

			2005	2008
Gordon E. Forward	71	Chairman Emeritus of United States Council for Sustainable Development (non-profit association of businesses), Austin, Texas, since December 2002; managed private investments since 2001; Vice Chairman of the Board of Directors of the Company from July 1998 through May 2000; President and Chief Executive Officer of Chaparral Steel Company (at the time, a subsidiary of the Company), Midlothian, Texas from 1982 until July 1998; director of Norbord Inc.	1991	2009
Keith W. Hughes	61	Management consultant to domestic and international financial institutions since April 2001; Vice Chairman of Citigroup Inc. (commercial banking), New York, New York from November 2000 to April 2001; Chairman and Chief Executive Officer of Associates First Capital Corporation (consumer and commercial finance), Dallas, Texas from February 1995 through November 2000; director of Fidelity National Information Services, Inc. and Pilgrim’s Pride Corporation	2003	2009
Henry H. Mauz, Jr.	71	Admiral U.S. Navy (Ret.); Member of Advisory Board of Northrop Grumman Ship Systems (shipbuilding), Pascagoula, Mississippi; past President of Naval Postgraduate School Foundation, Inc. (non-profit organization for enhancement of Naval Postgraduate School), Monterey, California; director of Con-way Inc.	2003	2009
Thomas R. Ransdell	65	Managed private investments since July 2004; served in various management positions with Vulcan Materials Company (largest domestic producer of aggregates) from 1978 until 2004, most recently as President of the Southwest Division; director of Cancer Therapy and Research Center	2005	2008

*	Based upon information provided by the directors as of June 30, 2007.

BOARD OF DIRECTORS AND ITS STANDING COMMITTEES

Board of Directors

The board of directors currently has nine members. In fiscal year 2007, the board of directors held six meetings. Each incumbent director attended more than 75% of all meetings of the board of directors and the committees on which he served during fiscal year 2007. We do not have a formal policy regarding director attendance at annual meetings of shareholders, but we encourage each director to attend each annual meeting of shareholders. All directors attended the 2006 annual meeting of shareholders.

The board of directors has four standing committees that are described below.

Audit Committee

The audit committee, which met seven times during 2007, is currently comprised of Mr. Hughes (Chair), Mr. Coats, Mr. Ransdell and Mr. Steinhart. In the business judgment of the board, each of these directors is financially literate and has the accounting or related financial management experience required under the New York Stock Exchange Listed Company Manual. Each of them has been designated by the board of directors as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Mr. Steinhart serves on the audit committees of four public companies. Our board of directors has determined that his simultaneous service on these audit committees does not impair his ability to effectively serve on our audit committee.

The committee selects, evaluates and oversees our independent auditors, and provides oversight on matters relating to our corporate accounting, financial reporting, internal control and disclosure practices. In addition, the committee reviews our audited financial statements and quarterly financial statements with management and independent auditors, recommends whether the annual audited financial statements should be included in our Annual Report on Form 10-K and prepares a report to shareholders to be included in this Proxy Statement.

Compensation Committee

The compensation committee, which met six times in 2007, is currently comprised of Mr. Forward (Chair), Mr. Coats, Mr. Mauz and Mr. Steinhart. The committee establishes and monitors our overall compensation programs and salaries, reviews the performance of management including the Chief Executive Officer, reviews and approves their salaries and other compensation (except the base compensation of the Chief Executive Officer which must be approved by the independent directors following the recommendation of the compensation committee), and approves our incentive plans. The committee also advises the board generally with regard to other compensation and employee benefit matters.

Governance Committee

The governance committee, which met four times in 2007, is comprised of Mr. Mauz (Chair), Mr. Hughes and Mr. Ransdell. The committee assists the board of directors in identifying individuals qualified to become directors and recommends to the board the nominees for election as directors at the next annual meeting of shareholders. The committee also assists the board in determining its committee structure, selection of committee members, developing and implementing our corporate governance guidelines and overseeing the evaluation of the board of directors and its committees.

Executive Committee

The executive committee, which did not meet in 2007, is comprised of Mr. Brekhus (Chair), Mr. Rogers and Mr. Alpert. The committee may exercise the powers of the board of directors in the management of the business and affairs of the Company, except the committee may not exercise the power to fill vacancies in the board, change the membership of or fill vacancies in any committee, change the bylaws, declare dividends, issue stock, or approve, adopt or recommend to stockholders any actions required to be submitted to stockholders for a vote.

CORPORATE GOVERNANCE

Director Independence

The board of directors has determined that all directors other than Mr. Brekhus and Mr. Rogers are independent. The board based its determination on the independence standards described in the Listed Company Manual of the New York Stock Exchange. Mr. Brekhus is our President and Chief Executive Officer. Mr. Rogers retired as our President and Chief Executive Officer on May 31, 2004, and his son, James B. Rogers, is our Vice President-Consumer Products. Even though these directors are not independent, the board of directors believes that their wealth of experience and knowledge about the Company contribute greatly to the board.

Currently, all members of the audit, compensation and governance committees are independent directors.

Executive Sessions and Lead Director

Our non-management directors and independent directors hold executive sessions in accordance with the New York Stock Exchange Listed Company Manual. Because our Chairman of the Board is not an independent director, the board has elected Robert Alpert as lead director to preside at the executive sessions of the independent directors.

Codes of Ethics, Corporate Governance Guidelines and Committee Charters

We have an ethical business conduct policy applicable to our directors, officers and employees. Our board of directors has also adopted a code of ethics applicable to our chief executive officer, chief financial officer and other senior accounting officers.

Our board has adopted corporate governance guidelines, written charters governing the audit, compensation and governance committees, and bylaws governing the executive committee.

The ethical business conduct policy, code of ethics, corporate governance guidelines, committee charters and bylaws are available on our website at http://investorrelations.txi.com/governance.cfm. You may also obtain them in print, free of charge, by making a written request to Investor Relations, Texas Industries, Inc., 1341 W. Mockingbird Lane, Suite 700W, Dallas, Texas 75247.

Director Nominations

The governance committee identifies nominees for director from various sources. The governance committee will consider director nominations (other than self-nominations) submitted by shareholders. Such nominations should be submitted to the Secretary of the Company in accordance with the requirements described in the second paragraph under “2008 Shareholder Proposals.” This submission must contain (i) as to each nominee, all information that would be required to be disclosed in a proxy statement with respect to the election of directors pursuant to the Securities Exchange Act of 1934, as amended; (ii) the name and address of the shareholder making the nomination, and the number of shares and length of ownership thereof; (iii) whether the nominee meets the objective criteria for independence of directors under the rules of the New York Stock Exchange and our corporate governance guidelines; (iv) a description of all arrangements or understandings, and the relationship, between the shareholder and the nominee, and the same as between the nominee and the shareholder on the one hand and the Company on the other; and (v) the written consent of each nominee to serve as a director, if so elected. The committee will consider and evaluate persons recommended by shareholders in the same manner as potential nominees identified by the governance committee and the board of directors.

In assessing potential director nominees, the committee considers individuals who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other directors and nominees, in collectively serving the long-term interests of the shareholders. All director nominees must possess a reputation for the highest personal and professional ethics, integrity and values. The committee will also consider any potential conflicts of interest and the number of potential nominees in relation to the number of directors to be elected. In addition, nominees must also be willing to devote sufficient time and effort in carrying out their duties and responsibilities effectively, and should be committed to serving on the board for an extended period of time.

Communications with Directors

Shareholders and other interested parties may communicate directly with the board of directors, the non-management directors or any particular director by sending written correspondence to the attention of the desired person or persons in care of the General Counsel as follows:

•	by letter addressed to Texas Industries, Inc., 1341 W. Mockingbird Lane, Suite 700W, Dallas, Texas 75247, or

•	anonymously by email at txi@openboard.info.

The written communications will be forwarded to the person or persons addressed unless the communications are considered, in the reasonable judgment of the General Counsel, to be inappropriate. Examples of inappropriate communications include customer complaints, solicitations, and communications that do not relate to our business or that relate to improper or irrelevant topics.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee is or has been an officer or employee of the Company or its subsidiaries except Gordon E. Forward. He was an officer of the Company at the time of his retirement on June 1, 2000. None of our executive officers served as a member of the compensation committee (or other board committee performing similar functions, or in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on our compensation committee or as our director. None of our executive officers served as a director of another corporation, one of whose executive officers served on our compensation committee.

Related Person Transactions and Other Relationships

Our corporate governance guidelines contain our policies and procedures for review, approval or ratification of related person transactions. The related person transactions to which these policies and procedures apply are those for which disclosures would be required by Item 404 of Regulation S-K of the Securities and Exchange Commission.

If an actual or potential related person transaction arises for a director or executive officer, the director or executive officer must promptly inform the governance committee. A proposed transaction of which the committee has notice may be consummated only after it has been submitted to the committee for consideration and the committee concludes in good faith that it is in, or not inconsistent with, our best interests and those of our shareholders.

If a director or executive officer becomes aware of a related person transaction that has not been previously approved or ratified, it must be submitted to the governance committee. If the transaction is ongoing, the committee will evaluate all reasonable options, including ratification, amendment or termination. If the transaction is completed, the committee will evaluate whether rescission of the transaction is appropriate.

Mr. Robert D. Rogers, our Chairman of the Board, is the father of James B. Rogers, our Vice President-Consumer Products. In fiscal year 2007, we paid Mr. James B. Rogers $561,235 in salary and incentive compensation and granted him 6,000 stock options on the same date and at the same exercise price as other executive officers.

We know of no other reportable related person transaction that occurred since June 1, 2006, the beginning of our last fiscal year.

DIRECTOR COMPENSATION

Directors’ compensation is determined by the board of directors after receiving the recommendation of the compensation committee. Before making its recommendation, the compensation committee reviews benchmarking information similar to that described below in “Compensation Disclosure and Analysis—Philosophy and Objectives—Use of Benchmarking Information and Consultants”.

Non-employee directors receive an annual fee of $40,000. The chairman of the audit committee receives an additional annual fee of $10,000, and other members of the committee receive an additional annual fee of $2,000. The lead director and the chairmen of the compensation and governance committees each receive an additional annual fee of $5,000. Each member of the compensation, governance and executive committees receives an additional annual fee of $1,000.

The Chairman of the Board receives an annual grant of 2,500 restricted shares of common stock and each other non-employee director receives an annual grant of 1,000 restricted shares of common stock. One-third of the restricted shares will vest at the next annual shareholders meeting after the date of grant. Another one-third vests at each of the next two annual shareholders meetings so that 100% of the restricted stock is vested after the third annual shareholders meeting after the date of grant. Upon termination of a director’s service, any unvested restricted shares will be forfeited and transferred back to the Company.

Directors may defer all or any part of their annual fees by delivering a written election to defer pursuant to the Deferred Compensation Plan for Directors prior to the year during which he or she wishes to defer receipt of the fees. A director’s deferred account balance is denominated in shares of our common stock by crediting to the account the number of shares of common stock determined by dividing the deferred amount of compensation by the average market price of the common stock for the thirty trading days prior to the first day of the year in which the deferred amount would otherwise be paid. Cash dividends are credited to the account in the form of common stock at a value equal to the fair market value of the stock on the date of payment of the cash dividend. The account balance will be distributed in shares of common stock on the earlier of the date, if any, elected by the director in the written election to defer, and the date on which he or she ceases to serve as a director.

We will make an annual charitable contribution of up to $10,000 to a charity or charities designated by each non-employee director. We also reimburse directors for travel, lodging and related expenses they incur in attending board and committee meetings.

The compensation committee periodically reviews the compensation of non-employee directors and recommends for approval by the board any change in the compensation of directors. In recommending director compensation, the committee takes comparable director fees into account and reviews any arrangements that could be viewed as indirect director compensation.

The following table provides information about the compensation of our non-employee directors for fiscal year 2007:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option and SAR Awards (1)		All Other Compensation (2)	Total
J. Robert Alpert	$46,000	$45,920	$8,670	(3)	$10,000	$109,990
Sam Coats	43,000	45,920	—		10,000	98,920
Gordon E. Forward	45,000	45,920	257,545	(4)	10,000	358,465
Keith W. Hughes	51,000	45,920	515,089	(4)	10,000	622,009
Henry H. Mauz, Jr.	46,000	45,920	247,365	(4)	10,000	349,285
Thomas R. Ransdell	43,000	45,920	—		10,000	98,920
Robert D. Rogers	41,000	114,799	19,570	(3)	10,000	185,369
Ronald G. Steinhart	43,000	22,144	—		—	65,144

(1)	The grant date fair value of each equity award computed in accordance with FAS 123R is as follows:

Grantee	Award Date	Fair Value
Mr. Rogers	October 19, 2004	$97,850
Mr. Alpert	October 15, 2002	43,350
Mr. Rogers	January 18, 2006	129,263
*	January 18, 2006	51,705
Mr. Rogers	January 17, 2007	175,712
**	January 17, 2007	70,285

* Each of Mr. Alpert, Coats, Forward, Hughes, Mauz and Ransdell received a grant.
** Each of Mr. Alpert, Coats, Forward, Hughes, Mauz, Ransdell and Steinhart received a grant.

The number of stock/option awards outstanding at May 31, 2007 for each director is as follows: Mr. Alpert—2,000/13,332; Mr. Coats—2,000/0; Mr. Forward—2,000/1,333; Mr. Hughes—2,000/13,332; Mr. Mauz—2,000/5,333; Mr. Ransdell—2,000/0; Mr. Rogers—5,000/6,666; and Mr. Steinhart—1,000/0.

(2)	In fiscal year 2007, we made $10,000 contributions to charities designated by each director other than Mr. Steinhart. Such contributions totaled $70,000.
(3)	Stock options awarded pursuant to our 1993 Stock Option Plan or 2004 Omnibus Equity Compensation Plan.
(4)	SARs awarded pursuant to our 2003 Stock Appreciation Rights Plan.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives

In this discussion and analysis, we refer to the compensation committee as the Committee, the President and Chief Executive Officer as the CEO, and the executive officers named in the Summary Compensation Table as the NEOs.

General. The objectives of our management compensation program are to:

•	attract and retain highly qualified and productive individuals on our management team;

•	motivate our management team to achieve annual and long-term financial goals; and

•	align our management team’s interests with the investment interests of our shareholders.

The following principles guide us in seeking to achieve these objectives:

•

we link a substantial portion of our officers’ total target compensation to the Company’s performance, which puts this variable compensation “at risk”, which means it is earned based on our achievement of financial goals and the appreciation of our stock price;

•	we want our officers’ base salary and total target compensation to be competitive in the markets in which we compete for management talent; and

•	we expect our officers to own our stock.

Typically over half of our CEO’s target cash compensation is comprised of variable compensation. Our other NEOs’ target cash compensation is in a similar, though somewhat lower, range. We believe that this mix of fixed and variable compensation is an essential part of the design of a compensation program that meets our objectives. It provides the ability to attract, retain and motivate executives by providing predictable fixed income to meet current living requirements and significant variable compensation opportunities for long term wealth accumulation. At the same time, the variable component of compensation motivates executives to achieve results that should enhance shareholder value.

Within this framework, for many years we have provided the following principal elements of compensation for our officers, including the NEOs:

•	base salary (i.e., fixed compensation),

•	performance-based incentive compensation (i.e., variable compensation), including annual and long-term cash incentives and long-term equity based incentives,

•	retirement and post-employment benefits, and

•	perquisites and other benefits.

Salary is our basic element of compensation. It is the building block upon which our variable compensation is based. Salary is designed to compensate the officers in part for their roles and responsibilities, and also to provide a stable and fixed level of compensation that serves as a retention tool throughout the officer’s career. In determining salaries we consider each officer’s role and responsibilities, unique skills, individual performance and future potential, as well as benchmarking information and internal pay equity.

Our performance-based incentives include annual and long-term cash incentives and long-term equity based incentives. We believe that these incentives promote our objectives in the following ways:

•	our annual cash incentives encourage teamwork and focus employees’ work on short-term results that are key to our long-term business success;

•	our long-term cash incentives create a focus on our long-term growth and profitability;

•	our equity-based incentives encourage employees to invest in our common stock, which fosters employees’ loyalty and increases their interest in our business and success;

•	all our incentives strengthen our ability to attract, motivate and retain executives of the superior capability required to achieve our business objectives in an intensely competitive environment.

In contrast to salary determinations, an officer’s percentage of participation in our annual and long-term cash incentive plans is based on his or her job level rather than individual performance factors. Our CEO participates at one level in these plans, and our other officers participate at another level. We believe that maintaining the same base percentage participation level for all individuals within a job level promotes our objectives by encouraging teamwork and a focus that mirrors the interest of our shareholders.

Stock options continue to be our preferred form of equity based compensation for employees, including our NEOs. The Committee believes that stock options provide a strong link to Company performance since the recipient receives no value unless the price of our common stock increases after the date the option is granted. The number of stock options awarded to an NEO will generally be determined by dividing his or her base salary by the current stock price and multiplying that result by a multiple between 1.0 and 2.5. In determining the multiple for an NEO, the Committee considers criteria similar to those considered in the determination of the NEO’s salary.

The Committee has no current plans to grant any other type of equity based award to NEOs or other employees. However, the Committee has the authority to grant stock appreciation rights, restricted stock and other stock-based awards under our 2004 Omnibus Equity Compensation Plan. From time to time the committee may review whether other types of awards would be appropriate. It may choose to revise its philosophy on equity based compensation in the future.

We have used this compensation structure and methodology for many years and believe it continues to allow us to attract, retain and motivate highly qualified and capable executives.

Role of Compensation Committee and CEO in Setting Compensation. The board has authorized the Committee to establish our general compensation policies. The Committee members take part in the board’s review of the performance of the CEO. The Committee also evaluates the corporate goals and objectives relevant to the CEO’s compensation and the benchmarking information described below. The Committee determines and approves the compensation of the CEO other than his base salary. His base salary must be approved by our independent directors after receiving the recommendation of the Committee.

The CEO reviews the performance of the other NEO’s with the Committee. The Committee approves their salaries and other compensation after receiving the recommendation of the CEO. In so doing, it also considers the general performance of the Company as well as the benchmarking information described below.

The Committee recommends cash incentive and equity-based compensation plans for the board’s approval. The Committee recommends to the board incentive goals to be achieved under incentive compensation plans after receiving the recommendation of the CEO. The Committee reviews the results and approves the payments required upon attainment of the goals. Although the Committee has the authority to grant stock options, it typically recommends to the board the number of stock options to award to the CEO and, after receiving the recommendation of the CEO, the other NEOs. The board then acts on the recommendation.

Use of Benchmarking Information and Consultants. The Committee periodically benchmarks the competitiveness of our compensation programs to determine how well our actual compensation levels compare to our overall philosophy and target markets. Our benchmarking process includes the review of proxy statements of our peer group and published surveys. The peer group generally consists of similar size competitors within our industry as measured by revenues. We believe that revenue size is appropriate for determining peers because it provides a reasonable point of reference for comparing like positions and scope of responsibility. For fiscal year 2007, the peer group consisted of Eagle Materials, Florida Rock, Martin Marietta Materials and Vulcan Materials. Given the changing nature of our industry, the actual companies used in the benchmarking process may vary from year to year.

In addition, to accurately reflect our competitive market for executive talent and to augment our review, our benchmarking process includes the review of compensation surveys. Surveys reviewed for fiscal 2007 were conducted by national compensation consultants such as Hewitt, Mercer Human Resources Consulting and Watson Wyatt and positional matches were focused on data from our industry and related industries and geographies, as available. Generally, benchmarking data extracted from these surveys covered approximately 20 to 70 companies per positional match.

Our Human Resources Department compiles the information, which is then presented to the Committee by our Vice President of Human Resources.

The Committee typically has not retained compensation consultants to review our compensation structure, but the charter of the Committee authorizes it to retain compensation consultants whenever the Committee believes it appropriate.

Employment Agreements. Only our CEO has an employment agreement. The agreement provides for retention of the CEO’s services for the term of the agreement upon defined terms and conditions. The board believes it is important to evidence the mutual commitment of the Company and the CEO to the other. The agreement is an expression of confidence by the Company and the CEO that is important to many constituencies, including our shareholders, employees, customers and vendors.

Our other NEOs serve at the will of the board. We believe that our overall compensation program is a strong retention tool, but consistent with our general philosophy on performance based compensation and employment, we retain discretion as to the terms of any severance arrangement in the event of termination of an NEO’s employment.

Change in Control Arrangements. Our NEOs and a small number of other officers have entered into Change in Control Severance Agreements. These agreements are designed to promote stability and continuity of senior management. The Committee recognizes that the possibility of a change in control exists. Many change in control transactions result in organizational changes, especially at senior levels of management. The resulting uncertainty and questions may result in the departure or distraction of key management personnel to our detriment. The Committee believes that these agreements encourage senior executives to remain employed even though these uncertainties exist, particularly at important times when continued employment may be in doubt.

Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code makes certain “non-performance based” compensation to the NEOs in excess of $1,000,000 non-deductible by the Company. To qualify as “performance-based compensation”, performance goals must be pre-established. Such goals must also be approved by our shareholders before the compensation is paid. In certain situations the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers. However, the Committee generally intends to structure the compensation with its executives to achieve maximum deductibility under Section 162(m) with minimum sacrifices in flexibility and corporate objectives. The Master Performance-Based Incentive Plan described below was designed to comply with the requirements of section 162(m). We expect that annual and long-term incentive payments under that plan will be deductible. In addition, the CEO’s employment agreement requires deferral of certain compensation that would not be deductible by the Company. See “—CEO Employment Agreement”. The long-term incentive plans contain similar provisions.

Stock Ownership Guidelines. We have established stock ownership guidelines for our directors, the CEO, the Executive Vice President, the Corporate Vice Presidents and Staff and Operations Vice Presidents as follows:

Director	5 times annual retainer
CEO	3 times annual salary
Executive Vice President	2 times annual salary
Corporate Vice President	1 times annual salary
Staff or Operations Vice President	.5 times annual salary

These guidelines are to be achieved in a reasonable period of time. The Committee reviews progress toward or achievement of these guidelines annually.

Description of Elements of Compensation

Salary. The Committee reviews salaries periodically, normally annually. As a general practice, salaries are adjusted only bi-annually. Salaries of officers may be adjusted more frequently in unusual circumstances such as a promotion or exceptional individual performance.

We determine salaries of our officers on an individual basis. During the salary review process, the Committee and the CEO consider objective factors such as Company performance and benchmarking information, and subjective factors such as individual performance and role specific matters. Quantitative relative weights are not assigned to the different factors, nor is a mathematical formula followed.

Performance-Based Incentives.

Master Performance Based Incentive Plan. In October 2006 our shareholders approved the Master Performance-Based Incentive Plan, or 2006 Master Incentive Plan. It authorizes the Committee to adopt annual and long-term incentive plans that will reward participants if the Company achieves defined performance goals during a specified performance period.

Each annual or long-term incentive plan adopted by the Committee must identify the employees who will participate in the plan, the performance period, the performance goals that must be achieved and the resulting award payments. Total award payments to any covered officer in a fiscal year may not exceed $5.0 million.

To receive an award payment, a participant must be employed on the last day of the performance period, with limited exceptions. Before payment of any awards, the Committee must certify that the performance goals of the applicable incentive plan were achieved.

Annual incentive plan awards are paid in cash. Long-term incentive plan awards are also typically paid in cash. However, the Committee may elect to pay long term incentive awards in any combination of cash, stock or stock equivalents.

The annual incentive plan for fiscal year 2008 and the long term incentive plan for the three year period ending May 31, 2010 described below were adopted pursuant to the 2006 Master Incentive Plan. Similar plans described below for earlier periods are separate, stand alone plans.

Annual Cash Incentives. Most of our employees participate in incentive plans with performance periods of one year or less. The various plans encourage performance that is relevant to the particular class of employees. Many employees participate in a plan designed for their geographic region. Our NEOs, other officers and corporate level staff members participate in an annual incentive plan that combines the results of regional plans.

For fiscal year 2007, we established an objective of having an average return on equity that is 50% better than the U. S. manufacturing industry average of 12%. For fiscal year 2008, we have established an objective of having an average return on equity that is 25% better than the U. S. manufacturing industry average. The Committee recommended the change so that our employees would not be penalized for a decision the board made that resulted in the conversion to equity of approximately $200 million of our 5.5% convertible subordinated debentures. The additional equity improves our financial position, but it lowers returns on equity even though employee performance may be superior.

Our annual return on equity objective is translated into regional return-on-assets goals, which allow employees to more easily track progress toward goal achievement. Each year regional return on asset goals, including minimum and target goals, are established for the next fiscal year. A region’s return on assets is then translated into a base award percentage. The regional base award percentages are weighted and combined. The combined base award percentage is multiplied by four to determine the CEO’s total award percentage, and by three to determine the other NEOs’ total award percentage.

If any region achieves its minimum award goal, each NEO receives a cash incentive payment. If each region attains its minimum goal for 2008, the CEO’s incentive payment would be 24% of his base earnings, and the other NEOs’ incentive payment would be 18% of their base earnings. If each region attains its target goal, the CEO’s incentive payment would be 40% of his base earnings, and the other NEOs’ incentive payment would be 30% of their base earnings. The award percentages increase as the return on assets increases. As has been the practice over many years, annual incentives are not capped in order to motivate participants to achieve maximum performance.

The Committee may adjust the calculation of return on assets in unusual situations.

Long-Term Cash Incentives. Our NEOs and other officers participate in our long-term incentive plans. Each year the Committee approves consolidated average return-on-equity goals for a performance period of the next three fiscal years. The minimum goal was 12% for the performance periods ending on May 31, 2007 and 2008. The minimum goal was increased to 14% for the performance periods ending on May 31, 2009 and 2010. The Committee believed that improving business conditions and Company financial performance warranted an increase in the performance expected from management.

If we achieve the minimum average return on equity goal for the performance period, each NEO receives a cash incentive payment. At the minimum goal, the CEO’s incentive payment would be 100% of his base salary, and the other NEOs’ incentive payment would be 50% of their base salaries. If the average return on equity for the three year performance periods ending May 31, 2007 or 2008 is 18% or more, or if the average return on equity for the three year performance periods ending May 31, 2009 or 2010 is 20% or more, the CEO’s maximum incentive payment would be 280% of his base salary, and the other NEOs’ maximum incentive payment would be 140% of their base salaries.

The Committee may adjust the calculation of return on equity in unusual situations. Although the plan provides the Committee the option to pay awards in stock or stock equivalents, the Committee has typically paid awards in cash.

Equity Based Incentives. We provide long-term equity based incentive awards to our NEOs and other employees under our 2004 Omnibus Equity Compensation Plan, or 2004 Equity Plan, which was approved by our stockholders in October 2004.

Stock options are our preferred form of equity based compensation for our employees. NEOs are eligible for a stock option award on an annual basis, normally at the January meetings of the Committee and the board. Our officers do not have a role in selecting the grant date. We also use stock options as part of the compensation package offered to new officers. Typically, these options are granted at the next meeting after the date of hire. Occasionally, the options are approved at a meeting prior to the date of hire, but the grant date is then the date of hire. Historically, awards were priced at the average of the high and the low market price of the stock on the grant date. Beginning with awards granted in January 2007, awards will be priced at the closing price on the grant date.

Stock options become exercisable, or vest, in amounts and at times designated at the time of award. Stock options generally vest in annual installments of 20% over a five-year period, subject to acceleration upon the occurrence of certain events such as a change in control. They expire ten years from the grant date. We believe that this vesting period encourages officer retention in a manner that balances the benefit to the Company against the cost of the program. Until the stock options are exercised, participants do not receive dividends or dividend equivalents or have any voting rights with respect to the shares of common stock underlying the stock options.

We monitor the number of stock option and other awards outstanding, the number of shares outstanding, and the rate at which awards are granted under the 2004 Equity Plan. Of the 2.5 million shares reserved for issuance pursuant to the plan, at May 31, 2007, 663,936 shares have been issued or reserved for issuance pursuant to outstanding awards, and 1,836,064 shares are available for future awards.

Retirement and Post-Employment Arrangements.

Executive Financial Security Plans. We offer executive financial security plans to executive officers and certain senior managerial employees. These are nonqualified plans in which participation is voluntary. The NEOs are participants in the plans. The plans require deferral of a portion of a participant’s salary and provide retirement, death and disability benefits to participants. A participant becomes vested after five years of participation, upon death or disability, or in certain circumstances after a change in control. The normal benefits payable to a vested participant at age 65 are:

•	an annual retirement benefit of 45% of covered annual salary payable in equal monthly installments each year for the participant’s life, with a 15-year certain benefit, and

•	a death benefit payable to the participant’s beneficiaries equal to 25% of the participant’s covered annual salary.

Vested participants that are 55 or older may retire early with reduced benefits. For benefits that accrued prior to January 1, 2005, benefits become payable at age 65 and are reduced pro rata based on the reduced time of participation. For benefits that accrued on or after January 1, 2005, benefits become payable immediately upon early retirement, are reduced pro rata based on the reduced time of participation and, with respect to the retirement benefit, are further reduced by an actuarial reduction of .004166 for each month between the participant’s early retirement date and his or her 65th birthday.

If a participant dies while still employed, the beneficiary will receive 100% of the participant’s covered annual salary for the first year and 50% for each of the next nine years or, if longer, until the participant would have been 65. If the participant was eligible for early retirement at the date of death, the beneficiary may instead elect to receive early retirement benefits. If a participant is disabled for six continuous months, the participant’s salary deferrals are waived but are deemed to have been made for all other purposes.

If the employment of a participant is terminated by us within two years after a change in control or by the participant within one year after a change in control, a participant will be deemed to be fully vested. A participant who has reached age 55 will receive benefits as if he had reached age 65 and retired. A participant who has not reached age 55 will have five years added to his service time for purposes of calculating the benefits payable at age 65. The term “change in control” has the same meaning as in the change in control severance agreements. See “—Retirement and Post Employment Arrangements—Change in Control Severance Agreements” below.

Participants are subject, with certain limits, to a covenant not to compete for two years after their employment terminates. If a participant breaches this covenant, we may, among other things, suspend or terminate payments under the plan.

Certain participants started participating in the plans when some terms were different from the current plans. In these plans, the retirement benefit at age 65 is a lump sum between 2.5 and 10 times covered annual salary depending primarily upon age at enrollment. Ninety percent of the total benefit is paid in monthly installments after retirement over a period selected by the participant within certain requirements. Ten percent is paid to the participant’s beneficiary upon the participant’s death. These plans also provide for reduced payments if a participant retires early or terminates employment before retirement. Participants in these plans chose whether to convert to the new form of plan. Mr. Brekhus chose not to convert his plan. Mr. Fowler and Mr. Davis chose to convert to the new form of plan, and as a result their annual retirement benefit is somewhat higher than 45% of their covered annual salary.

New plans became effective January 1, 2005 to comply with new Section 409A of the Internal Revenue Code and to make other changes. The prior plans in effect on December 31, 2004 continue to apply to all benefits vested on that date. The changes in the new plans generally did not change the amount of benefits (except the new plans reduce early retirement benefits and some change in control benefits). The new plans require coordination of benefits with prior plans so there is no duplication of benefits.

Change in Control Severance Agreements. A limited number of our officers, including our NEOs, have entered into Change in Control Severance Agreements with the Company. These are “double trigger” agreements. No benefits are payable unless there has been both a change in control and the officer’s employment has been terminated within two years after the change in control, either by us without cause or by the officer for good reason.

If benefits are triggered, we will:

•	pay the officer two times his annual base salary and incentive bonuses,

•	pay the excise tax, if any, due by the officer under section 4999 of the Internal Revenue Code, and

•	provide employee benefits for two years.

Also, all then unvested stock options or stock appreciation rights granted to the officer by the Company will become immediately vested and exercisable.

Until a change in control occurs, the term of the agreement is automatically extended for one additional year on each January 1. If a change in control occurs, the agreement will continue in effect for a period of 24 months after the date of the change in control and will then expire.

The agreements define “change in control” as:

•	any person becomes the beneficial owner of our securities representing more than 50% of the combined voting power of our then outstanding securities;

•	continuing directors cease for any reason to constitute a majority of our directors;

•

we merge, consolidate or combine (including an exchange of securities with the security holders of an entity that is a constituent in a transaction) with any other entity, unless our voting securities outstanding immediately prior to the transaction continue to represent at least a majority of the combined voting power of the securities of the Company or the surviving entity;

•	we sell, lease or otherwise dispose of substantially all of our assets; or

•

any other event or circumstance occurs that results in our filing or being required to file a report or proxy statement with the Securities and Exchange Commission disclosing that a change in control has occurred.

The agreements define “good reason” as:

•	a substantial and material adverse alteration in the executive’s responsibilities from those in effect immediately prior to a change in control;

•

a reduction of the executive’s rate of salary or annual or long-term incentive opportunities as in effect prior to the change in control, or a failure to provide employee benefits which, in the aggregate, are not significantly less favorable to the executive than those in effect immediately prior to the change in control;

•	the failure to pay the executive any portion of his or her current or deferred compensation when due;

•

our failure to obtain a satisfactory agreement from any successor to assume and agree to perform the agreement, or any other breach by the Company of a material provision of the agreement or any written employment or other agreement with the executive; or

•

a requirement that the executive be based at an office or location that is more than 35 miles (one-way) from his or her primary office location immediately prior to the change in control, or to travel away from his or her office in the course of discharging his or her responsibilities significantly more than prior to the change in control.

TXI Retirement Plan. Our NEOs participate in the TXI Retirement Plan, a tax qualified defined contribution plan available to all employees who are not union members. The NEOs participate on the same terms as other employees. The Company provides an annual contribution of:

•	2% of an employee’s base compensation up to the maximum allowable amount ($225,000 in 2007), which is paid in cash and distributed proportionally among the investments selected by the employee, and

•

a variable matching contribution approved annually by the Committee, which for calendar year 2007 was 50% of an employee’s contributions up to 6% of the employee’s compensation. Half of this contribution is paid in our common stock and half is paid in cash distributed proportionally among the investments selected by the employee.

Perquisites and Other Benefits.

Perquisites. We provide the NEOs with perquisites that the Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The NEOs are provided use of basic-model company automobiles, which are replaced every four years or 70,000 miles, whichever is sooner, and an auto expense allowance. For automobiles replaced in model year 2007, the basic model provided had a value of $19,250, and the officer must pay for any upgrade above the basic model.

Other Benefits. Our NEOs participate in other employee benefit plans such as health, life, dental, vision and disability insurance, paid vacation and holiday time, employee assistance program, etc. The NEOs participate on the same terms as other employees.

CEO Employment Agreement

The term of the CEO’s employment agreement extends until May 31, 2010. The agreement provides for a base annual salary of $600,000 and a stock option grant of 20,000 shares.   The CEO will also participate in our annual and three-year incentive compensation plans.   The board may increase the CEO’s compensation from time to time.

To the extent that Section 162(m) of the Internal Revenue Code would limit our deduction of any portion of the CEO’s base annual compensation and incentive compensation, payment of the nondeductible portion of any incentive compensation, plus interest, shall be deferred until the deductibility of a payment of some or all of such deferred amount will not be limited by Section 162(m).

If the CEO’s service is terminated for a reason other than cause or an event triggering payment under the change in control severance agreement, the CEO will be paid an amount equal to the total compensation earned in the preceding fiscal year. Cause means any action involving willful malfeasance, gross negligence or gross nonfeasance. The CEO is subject to a covenant not to compete for two years after the termination of his employment. However, if the CEO’s employment is terminated following a change in control of the Company, the CEO will not be subject to the non-competition provisions in his employment agreement or his executive financial security plan.

NEOs’ 2007 Compensation

New CEO Employment Agreement. At its meeting on January 17, 2007, the board approved the recommendation of the Committee that the Company enter into a new employment agreement with the CEO. The new agreement extended the term of his agreement by three years, increased his salary by $100,000 annually, and granted him 20,000 stock options. The salary increase was the first since he signed his original employment agreement on June 1, 2004.

In making its recommendation, the Committee considered the CEO’s performance, the Company’s operational and financial performance, benchmarking information, the expiration date of his current contract and similar matters. The Committee determined that it would be advisable to provide a new employment contract for the CEO to recognize his performance to date, to retain his services for at least an additional three year term and to help assure that the CEO remains focused on maximizing Company performance and shareholder value.

Salary. In fiscal year 2007, the CEO was the only NEO to receive an increase in salary. The Summary Compensation Table shows the salary earned by each NEO.

Annual Cash Incentives. Based on our 2007 financial performance, the combined base award percentage under the 2007 annual incentive plan was 29.61%. After application of the applicable multiplier, the CEO received an annual cash incentive equal to 118.44% of his annual base earnings, and the other NEOs received annual cash incentives equal to 88.83% of their annual base earnings. Footnote (2) to the Summary Compensation Table shows the annual cash incentive earned by each NEO.

Long-term Cash Incentives. In fiscal years 2005, 2006 and 2007 we produced an average return on equity of 17.2%, or 43.3% better than the U. S. manufacturing industry average of 12%. Based on this performance and the terms of the long-term incentive plan for the three years ended May 31, 2007, the CEO received a long-term cash incentive equal to 200% of his annual salary in effect at fiscal year end 2007, and the other NEOs received long-term cash incentives equal to 100% of their annual salaries. Mr. Anderson’s long-term cash incentive was prorated because he was not employed for the entire three year period. Footnote 2 to the Summary Compensation Table shows the long-term cash incentive earned by each NEO.

Equity Based Incentives. Based on the factors and formula described above (see “—Philosophy and Objectives—General”), the Committee recommended, and the board approved at its meeting on January 17, 2007, the stock option awards shown in the Grants of Plan Based Awards Table, below.

Other Change in Control Arrangements

In addition to change in control arrangements discussed above, the NEOs and directors are parties to other agreements that have change in control provisions. Stock option agreements, stock appreciation rights agreements and restricted stock agreements have provisions that accelerate vesting upon the occurrence of a change in control. The term “change in control” has the same meaning as in the change in control severance agreements. See “—Retirement and Post-Employment Arrangements—Change in Control Severance Agreements” above.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Gordon E. Forward, Chairman

Sam Coats, Member

Henry H. Mauz, Jr., Member

Ronald G. Steinhart, Member

COMPENSATION TABLES

The following tables and notes provide information about the compensation of our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers. These five executive officers are referred to as our NEOs.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compen- sation(2) ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compen- sation(6) ($)	Total ($)
Mel G. Brekhus, President and Chief Executive Officer	2007	534,615	5,181,647	1,833,198	(3)	292,638	16,232	7,858,330

Richard M. Fowler, Executive Vice President, Finance and Chief Financial Officer	2007	380,000	455,582	717,554	(4)	255,090	17,158	1,825,384

William J. Durbin, Vice President of Human Resources	2007	270,000	199,761	509,841		131,243	16,414	1,127,259

Frederick G. Anderson, Vice President, General Counsel and Secretary	2007	275,000	134,047	473,440		60,107	16,722	959,316

J. Lynn Davis, Vice President of Cement	2007	234,231	103,545	448,067		72,309	14,818	872,970

(1)	Assumptions used in determining the value of option awards are set forth in the note entitled “Stock-Based Compensation Plans” in the Notes to Consolidated Financial Statements in our 2007 Annual Report to Shareholders.
(2)	The amounts in this column are comprised of payments under our annual incentive plan and our long-term incentive plan, as follows:

	Annual Incentive Plan	Long-Term Incentive Plan	Total
Mel G. Brekhus	$633,198	$1,200,000	$1,833,198
Richard M. Fowler	337,554	380,000	717,554
William J. Durbin	239,841	270,000	509,841
Frederick G. Anderson	244,282	229,158	473,440
J. Lynn Davis	208,067	240,000	448,067
(3)	Pursuant to Mr. Brekhus’ employment agreement, payment of $1,357,344 of his total incentive compensation for 2007 was delayed until the earlier of (i) the first time the deductibility of a payment is not limited by Section 162(m) of the Internal Revenue Code (as reasonably determined by us), and (ii) the date Mr. Brekhus’ employment is terminated.
(4)	Pursuant to our long-term incentive plan, payment of $76,618 of Mr. Fowler’s long-term incentive compensation for 2007 was delayed until the earlier of (i) the first time the deductibility of a payment is not limited by Section 162(m) of the Internal Revenue Code (as reasonably determined by us), and (ii) the date Mr. Fowler’s employment is terminated.
(5)	Represents the increase in fiscal year 2007 in the actuarial present value of accumulated benefits under our executive financial security plan.
(6)	The amount in this column for each executive includes $11,000 contributed by the Company to the TXI Retirement Plan, a tax qualified defined contribution plan.

Grants of Plan-Based Awards

Name	Grant Date(4)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)
		Threshold ($)		Target ($)		Maximum ($)
Mel G. Brekhus	5-22-07	144,000	(1)	240,000	(2)	(3)
	4-18-07	600,000		1,200,000		1,680,000
	1-17-07						20,000	70.18	552,000

Richard M. Fowler	5-22-07	68,400	(1)	114,000	(2)	(3)
	4-18-07	190,000		380,000		532,000
	1-17-07						11,000	70.18	303,710

William J. Durbin	5-22-07	48,600	(1)	81,000	(2)	(3)
	4-18-07	135,000		270,000		378,000
	1-17-07						8,000	70.18	220,880

Frederick G. Anderson	5-22-07	49,500	(1)	82,500	(2)	(3)
	4-18-07	137,500		275,000		385,000
	1-17-07						8,000	70.18	220,880

J. Lynn Davis	5-22-07	43,200	(1)	72,000	(2)	(3)
	4-18-07	120,000		240,000		336,000
	1-17-07						7,000	70.18	193,270

(1)	Under our 2008 annual incentive plan, return on asset thresholds are developed separately for two geographic regions. If both regions attain their thresholds, each NEO would receive the threshold award shown in the table. If one region attains its threshold, but the other does not, then each NEO’s threshold award will be reduced proportionately (based on assets of the region that failed to attain its target compared to total assets).
(2)	Under our 2008 annual incentive plan, return on asset targets are developed separately for two geographic regions. If both regions attain their targets, each NEO would receive the target award shown in the table. If one region attains its target, but the other does not, then each NEO’s target award will be reduced proportionately (based on assets of the region that failed to attain its target compared to total assets).
(3)	Under our 2008 annual incentive plan, we do not cap return on asset goals for any of the participants in order to motivate participants to achieve maximum performance.
(4)	Grants on May 22, 2007 were awards of participation under our 2008 Annual Incentive Plan. Grants on April 18, 2007 were awards of participation under our Long-Term Incentive Plan for the three year period ending May 31, 2010. Grants on January 17, 2007 were stock option awards under our 2004 Omnibus Equity Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mel G. Brekhus	11,865	0	34.78597	01/14/08
	33,329	0	37.92703	07/15/08
	19,997	0	19.78394	01/14/09
	22,130	0	31.15267	01/12/10
	22,130	0	22.31553	01/17/11
	21,330	0	27.39372	01/16/12
	27,729	6,933	18.48626	01/15/13
	36,262	9,065	16.04468	05/15/13
	53,326	79,989	28.23758	06/01/14
	9,332	13,998	45.86873	01/11/15
	4,000	16,000	51.70500	01/18/16
	0	20,000	70.18000	01/17/17

Richard M. Fowler	10,931	0	34.78597	01/14/08
	9,456	0	19.78394	01/14/09
	22,131	0	31.15267	01/12/10
	22,130	0	22.31553	01/17/11
	21,330	0	27.39372	01/16/12
	19,197	6,400	18.48626	01/15/13
	24,796	8,266	16.04468	05/15/13
	5,332	7,999	45.86873	01/11/15
	2,400	9,600	51.70500	01/18/16
	0	11,000	70.18000	01/17/17

William J. Durbin	2,666	0	22.31553	01/17/11
	6,399	0	27.39372	01/16/12
	10,666	5,333	18.48626	01/15/13
	13,865	6,933	16.04468	05/15/13
	3,786	5,679	45.86873	01/11/15
	1,800	7,200	51.70500	01/18/16
	0	8,000	70.18000	01/17/17

Frederick G. Anderson	5,332	7,999	38.33396	11/01/14
	3,892	5,840	45.86873	01/11/15
	2,000	8,000	51.70500	01/18/16
	0	8,000	70.18000	01/17/17

J. Lynn Davis	0	2,933	18.48626	01/15/13
	3,733	3,733	16.04468	05/15/13
	0	2,480	45.86873	01/11/15
	0	6,400	51.70500	01/18/16
	0	7,000	70.18000	01/17/17
					395	34,328.40
					506	44,017.10

(1)	20% of each option award vests annually beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mel G. Brekhus	39,995	1,931,268	—	—
Richard M. Fowler	0	0	—	—
William J. Durbin	0	0	—	—
Frederick G. Anderson	0	0	—	—
J. Lynn Davis	24,850	1,261,016	—	—

Pension Benefits

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Mel G. Brekhus(3)	Executive Financial Security Plan	17	1,537,124	—
Richard M. Fowler(3)	Executive Financial Security Plan	34	1,654,897	—
William J. Durbin(3)	Executive Financial Security Plan	6	598,763	—
Frederick G. Anderson(3)	Executive Financial Security Plan	2	161,598	—
J. Lynn Davis(3)	Executive Financial Security Plan	30	413,785	—

(1)	The number of years of service with the Company for each NEO is as follows: Mr. Brekhus—18 years; Mr. Fowler—34 years; Mr. Durbin—7 years; Mr. Anderson—2 years; and Mr. Davis—36 years.
(2)	The valuation method and material assumptions applied in quantifying the present value of the current accrued benefit are set forth in the note entitled “Retirement Plans” in the Notes to Consolidated Financial Statements in our 2007 Annual Report to Shareholders.
(3)	Vested participants who have reached age 55 are eligible for early retirement. Mr. Brekhus, Mr. Fowler, Mr. Durbin and Mr. Davis are eligible. See “Compensation Disclosure and Analysis—Description of Elements of Compensation—Retirement and Post-Employment Arrangements” for a summary of the plan’s early retirement benefit formula.

Potential Payments upon Termination or Change-in-Control

Early Retirement. Under our executive financial security plans, our vested NEOs may retire after they reach age 55 and receive reduced retirement benefits. See “Compensation Disclosure and Analysis—Description of Elements of Compensation—Retirement and Post Employment Arrangements.” If each NEO had retired on the last day of our last fiscal year, he would be entitled to receive the following monthly payments:

	Mel G. Brekhus(1)	Richard M. Fowler(2)	William J. Durbin(2)	Frederick G. Anderson(3)	J. Lynn Davis(2)
Monthly Payments	$20,833	$17,260	$6,013	—	$8,287
Death Benefit(4)	354,963	256,923	40,085	—	110,774

(1)	Monthly payments continue for 154 months.
(2)	Monthly payments continue until the latter of the executive’s death or the receipt of 180 payments by the executive and his beneficiary.
(3)	Mr. Anderson is not vested.
(4)	Paid to beneficiary upon the executive’s death.

CEO Employment Agreement. Under Mr. Brekhus’ employment agreement, if his employment is terminated for a reason other than cause or an event triggering payment under his change in control severance agreement, he will be paid an amount equal to the total compensation earned in the fiscal year immediately preceding the fiscal year in which termination occurs. In addition, he would have been paid all incentive payments that had been previously deferred under his agreement. If Mr. Brekhus’ employment had been terminated without cause on the last day of our last fiscal year, he would have received $1,428,550 and previously deferred incentive payments equal to $434,208 plus accrued interest.

Change in Control. Under our NEOs’ change in control severance agreements, they will be paid severance and other benefits if their employment is terminated by us or them, in circumstances defined in the agreements, within two years after the change in control. Under our NEOs’ executive financial security plans, if their employment is terminated by us without cause within two years after a change in control or by them within one year after a change in control, they become fully vested and will begin receiving payments as if they had reached age 65. For a summary of the terms of these agreements and plans, see “Compensation Disclosure and Analysis—Retirement and Post Employment Arrangements.” If a change in control had occurred in our last fiscal year and his employment had terminated on the last day of our last fiscal year, each NEO would have been entitled to receive the following:

	Mel G. Brekhus		Richard M. Fowler		William J. Durbin		Frederick G. Anderson		J. Lynn Davis
Monthly Nonqualified Deferred Compensation	$33,333	(1)	$17,260	(2)	$10,125	(2)	$10,313	(2)	$10,660	(2)
Severance	4,735,626		2,195,108		1,559,682		1,496,880		1,364,596
Vesting of Stock Options(3)	2,593,771		1,877,000		1,478,923		1,045,809		911,010
Vesting of SARs(3)	4,698,755		—		—		—		—
Benefits	67,783		64,039		45,572		69,357		64,039
Excise Tax Reimbursement	2,733,756		—		916,731		1,461,405		—

(1)	Monthly payments continue for 108 months.
(2)	Monthly payments continue until the latter of the executive’s death or the receipt of 180 payments by the executive and his beneficiary.
(3)	Represents the difference between the closing price of the common stock on May 31, 2007 and the exercise price of all stock options and share appreciate rights whose vesting was accelerated due to the change in control.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT OF CERTIFICATE OF INCORPORATION

TO INCREASE OUR AUTHORIZED COMMON STOCK

Our capital stock consists of 40 million authorized shares of common stock and 100,000 authorized shares of preferred stock.

As of August 20, 2007, we had issued and outstanding [            ] shares of common stock, and we had reserved [            ] additional shares for issuance under our stock plans. Because of the limited number of shares available to issue, our board of directors has unanimously approved and recommended that you approve an amendment to our certificate of incorporation to increase our authorized common stock from 40 million to 100 million shares. There would be no change in the authorized number of shares of preferred stock or in the powers, designations, preferences or rights of either the common or preferred stock.

The additional authorized shares would enable us to issue common stock to raise capital funds expeditiously and economically for our ongoing operational needs. We could also use the shares for stock splits or distributions, for equity incentive plans for our directors and employees, for possible acquisitions or other corporate purposes. We would be able to issue common stock without the delay and expense involved in obtaining shareholder approval when we believe that such issuance is appropriate; however, we would be required to obtain all necessary regulatory approvals prior to issuance of any additional common stock. We have no present plans for issuance or use of the proposed additional authorized common stock.

All newly authorized shares of common stock when issued would have the same rights as the presently authorized shares, including the right to cast one vote per share and to receive dividends when we declare and pay them. Our shareholders would have no preemptive rights with respect to the issuance of the additional common stock.

Any issuance of additional shares of common stock would increase the outstanding number of shares of common stock and dilute the percentage ownership of existing shareholders. The dilutive effect could discourage a change in control by making it more difficult or costly. We have no present intention of using the proposed increase in authorized common stock to deter a change in control.

None of our directors or officers has any interest, direct or indirect, in the adoption of the proposed amendment except as a holder of our common stock.

We are not furnishing financial statements as we do not believe that they are material for the exercise of prudent judgment regarding this proposal.

The affirmative vote of a majority of the shares outstanding and entitled to vote will be required to approve the amendment of our certificate of incorporation to increase our authorized shares of common stock.

Your Board of Directors recommends you vote FOR the proposal to amend our certificate of incorporation to increase our authorized shares of common stock.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors is responsible for, among other things, reviewing our financial statements with management and the independent auditors. The committee’s role is one of oversight, whereas our management is responsible for preparing our financial statements and the independent auditors are responsible for auditing those financial statements. The board of directors has adopted a written charter for the committee. The committee annually reviews and reassesses the adequacy of the charter.

In connection with the fiscal year 2007 audit, the audit committee has: (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees), as amended; (iii) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the auditors the auditors’ independence; and (iv) based on the reviews and discussions noted above, recommended to the board of directors that the audited financial statements be included in the Company’s 2007 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Keith W. Hughes, Chairman

Sam Coats, Member

Thomas R. Ransdell, Member

Ronald G. Steinhart, Member

FEES PAID TO INDEPENDENT AUDITORS

Audit Fees. The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements and for the reviews of our financial statements included in the quarterly reports on Form 10-Q and, during 2006, services related to the spin-off of Chaparral Steel Company and related debt restructuring were approximately $878,067 in fiscal year 2007 and $982,613 in fiscal year 2006.

Audit-Related Fees. The aggregate fees paid for audit-related services rendered by Ernst & Young LLP were approximately $86,836 in fiscal year 2007 and $53,624 in fiscal year 2006.   Audit-related services included pension audits and reference services.

Tax Fees. The aggregate fees paid for services rendered by Ernst & Young LLP for tax compliance and tax consulting were approximately $217,752 in fiscal year 2007 and $210,000 in fiscal year 2006.

All Other Fees. There were no other fees paid to, or services rendered by Ernst & Young LLP in fiscal years 2007 and 2006.

In appointing Ernst & Young LLP to serve as independent auditors for the fiscal year ending May 31, 2007, the audit committee considered whether the provision of these non-audit services is compatible with maintaining the independent auditors’ independence.

The audit committee has pre-approved all audit and permissible non-audit services provided by Ernst & Young LLP in fiscal years 2007 and 2006. Prior to the engagement of Ernst & Young LLP to provide audit and permissible non-audit services, the firm provides our Chief Financial Officer with a proposal and fee estimate, which he then communicates to the audit committee before it acts on the request for pre-approval of such services.

PROPOSAL NO. 3

APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

The audit committee of the board of directors selected Ernst & Young LLP as independent auditors of the Company to audit its consolidated financial statements for fiscal year 2007 and expects to select Ernst & Young LLP to audit its consolidated financial statements for fiscal year 2008. The board of directors has determined that it would be desirable to request that the shareholders approve such selection for 2008.

Ernst & Young LLP, a registered public accounting firm, has served the Company as independent auditors for over 50 years. Representatives of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

Shareholder approval is not required for the selection of Ernst & Young LLP, since the audit committee has the responsibility for selecting auditors. However, the selection is being submitted for approval at the annual meeting. No determination has been made as to what action the audit committee would take if shareholders do not approve the selection.

The affirmative vote of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote will be required to approve the selection of Ernst & Young LLP as independent auditors.

Your Board of Directors recommends you vote FOR approval of the selection of Ernst & Young LLP as our independent auditors.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL

Charles T. Woodard, whose address is 6594 Avenida Mariposa, Riverside Ca. 92509, has notified us that he intends to present the resolution set forth below to the annual meeting for action by the shareholders. His supporting statement for the resolution, along with the board of directors’ statement in opposition, is set forth below. As of May 3, 2007, Mr. Woodard beneficially owned approximately 131 shares of our common stock. Proxies solicited on behalf of the board of directors will be voted AGAINST this proposal unless shareholders specify a contrary choice in their proxies. It will require the affirmative vote of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote to approve this proposal.

RESOLVED, that the stockholders of Texas Industries, Inc. (“TXI”) request the Board of Directors to prepare a public sustainability report, at reasonable expense and omitting proprietary information, by February 1, 2008.

SUPPORTING STATEMENT

There is a strong trend in the global marketplace toward corporate sustainability reporting.

As described by the Global Reporting Initiative (http://www.globalreporting.org/), “Sustainability reporting is a process for publicly disclosing an organization’s economic, environmental, and social performance. Many organizations find that financial reporting alone no longer satisfies the needs of shareholders, customers, communities, and other stakeholders for information about overall organizational performance.”

Nearly 1,000 organizations have published sustainability reports incorporating all or part of the guidelines established by the GRI. Nearly 100 such reports have been produced by companies in the worldwide “Construction & Building Materials” sector. More than 200 such reports have been produced by organizations based in the United States.

The global cement industry is recognizing the trend toward sustainability reporting.

Several cement companies, including Cemex, Holcim and Lafarge, have issued reports under the GRI framework, and, in 2002, a group of ten cement companies formed the Cement Sustainability Initiative (http://www.wbcsdcement.org/). The CSI established an “Agenda for Action,” a five-year program dedicated to addressing six priority issues: 1) Climate Protection, 2) Responsible Use of Fuels and Materials, 3) Employee Health and Safety, 4) Emissions Reduction, 5) Local Impacts on Land and Communities, and 6) Reporting and Communication.

In founding the CSI, the member companies recognized that the sustainability trend presents both challenges and opportunities to the cement industry. Cement production is energy-intensive, accounting for 5%

of global man-made carbon dioxide emissions, and affects other sustainability issues in addition to climate change, such as emissions to air and water, natural resource depletion and worker safety and health. But cement can also play an important role in meeting the world’s needs for sustainable housing and infrastructure.

Joining the ranks of cement producers that issue a sustainability report will provide TXI stakeholders with a useful tool for comparing the Company’s progress on sustainability initiatives with industry competitors.

We urge stockholders to vote for this proposal.

BOARD RESPONSE

Your board of directors recommends a vote “AGAINST” this shareholder proposal for the following reasons:

As a corporate steward in the areas of safety, health, the environment and social responsibility, we understand the importance of sustainability. We share the concerns raised by this proposal; however, our 56-year track record as a good corporate citizen, both environmentally and socially, illustrates our deep commitment to these issues and what we have done and are doing to have a positive impact.

Our employees and we have a stake in the communities where we do business and where our employees live. As such, we are committed to fostering employee participation and providing funding for community involvement programs that address the most important and urgent needs of each community. Our involvement spans a variety of programs, including but not limited to the United Way, Relay for Life, Communities in Schools and local Youth Expos.

Our ethical business conduct policy (available on our website at http://investorrelations.txi.com/governance.cfm) codifies our philosophy, values and ethical standards. This policy affirms our commitment to a culture that promotes conducting business as a responsible citizen, compliance with applicable governmental environmental, safety and health requirements, building a business environment where diversity is respected, and providing a safe and healthy workplace. In fact, the Dallas Business Ethics Award Committee recognized our commitment to high standards by naming us a 2007 award finalist.

A healthy and safe environment is vital to our business and the communities where we operate. We view the protection of the environment as a journey, not a destination. We began in 1960, before the adoption of our current laws requiring installation of emission control equipment, with the installation at our Midlothian cement plant of an electrostatic precipitator, one of the first such particulate emissions control devices to be used in the cement industry. More recently, when we expanded our Midlothian plant we voluntarily installed regenerative thermal oxidizers, the first installed at a cement plant, to control carbon monoxide and organic emissions. We also installed a lime slurry scrubber, one of only five installed in U.S. cement plants, to control sulfur dioxide emissions. Our journey continues today with our current modernization and expansion project at our Oro Grande cement plant, which will utilize advanced technology to achieve the permitted levels of emissions.

Our employees strive to conduct business in a way that protects and preserves the environment. We all work together to continuously find innovative ways to foster the efficient use of natural resources. We seek ways to reduce waste, promote recycling, and increase efficiency of energy and water use in all of our facilities. For example, over the past few years our efforts have reduced nitrogen oxide emissions (a precursor in the creation of ozone) at our Midlothian cement plant by 32% from the 1996 levels, and we have reduced our company-wide coal requirements by approximately 60,000 tons per year through our various waste-derived fuel recycling programs. At our central Texas cement plant, we recently entered into an agreement to purchase treated effluent water from a municipal treatment facility to replace much of our average daily usage of 200,000 gallons of fresh water currently drawn from the Edwards Aquifer. Our goal is to take an active role in using both natural and recycled resources in an environmentally sound manner.

We have always been an environmental pacesetter for the cement industry. We have been instrumental in restoring mined land to other uses, including wildlife habitat for migratory waterfowl. We invented and patented the Cemstar process, which increases the amount of cement produced by our plants in an environmentally friendly manner. The Environmental Protection Agency has recognized us on both a national and international level for our work developing and utilizing innovative environmental technology such as Cemstar.

This proposal requests that we produce a sustainability report based on the Sustainability Reporting Guidelines of the Global Reporting Initiative. These guidelines are a lengthy, complex and inherently vague set of requirements that require very extensive and detailed scientific and technical analyses. An undertaking of this sort would require substantial funds, personnel time and, most likely, the employment of consultants with specialized expertise. We believe that use of our valuable resources to produce this report is unnecessary and provides no meaningful additional safety, health, environmental and social benefits. Rather, the resources required to accomplish this task would be better spent on improving and extending our current sustainability initiatives than developing a detailed report that lacks a return for our shareholders and the communities in which we do business.

Your Board of Directors recommends you vote AGAINST this shareholder proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 generally requires our directors and executive officers and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE) initial reports of ownership and reports of changes in ownership of our common stock.   Directors, executive officers and 10% owners are required by the SEC regulation to furnish us with copies of all Section 16(a) forms they file.   Based solely on review of copies of such reports furnished to us and written representations of our directors and executive officers indicating that no other reports were required to be filed during the 2007 fiscal year, we believe that all filing requirements applicable to our directors, executive officers and 10% owners were complied with in accordance with Section 16(a).

ANNUAL REPORT

A copy of our Annual Report to Shareholders for the fiscal year ended May 31, 2007 is being mailed to each shareholder of record along with the proxy material, but is not to be considered as a part of the proxy soliciting materials.

2008 SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be presented for consideration at the 2008 annual meeting of shareholders and to be included in our Proxy Statement must be in proper form and received by the Secretary of the Company at our principal executive offices by the close of business on April 26, 2008. The proposal must comply with the regulations of the Securities and Exchange Commission regarding the inclusion of shareholder proposals in our Proxy Statement. Under our bylaws, shareholder proposals submitted after April 26, 2008 may not be properly brought before the 2008 annual meeting of shareholders.

Any director nomination submitted by shareholders must be received by the Secretary of the Company at our principal executive offices by the close of business on April 26, 2008.  Any such submission must comply with the requirements described above in “Corporate Governance—Director Nominations.”

MULTIPLE SHAREHOLDERS SHARING SAME ADDRESS

We have elected to implement the Securities and Exchange Commission’s “householding” rules that permit delivery of only one set of proxy materials to shareholders who share an address unless otherwise requested.   If you share an address with another shareholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you. If you are a registered holder of shares, you may request a separate copy by calling Mellon Investor Services LLC at (800) 454-8620, or by writing to Mellon Investor Services, LLC, P.O. Box 3316, So. Hacksensack, NJ 07606. If you hold shares in street name, you may request a separate copy by calling Investor Communication Services at (800) 542-1061, or by writing to Investor Communication Services, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.   For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by contacting Investor Communication Services at the above phone number or address.

OTHER MATTERS

At the date of this Proxy Statement, the board of directors was not aware that any matters not referred to in this Proxy Statement would be presented for action at this annual meeting.   If any other matters should come before the annual meeting, the persons named in the accompanying proxy will have the discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Frederick G. Anderson

Secretary

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE LISTED NOMINEES AND PROPOSALS 2 AND 3 AND “AGAINST” PROPOSAL 4.	Please mark here for Address Change, Householding and/or Comments and note it on the reverse side.	☐

1. To elect three directors to terms expiring in 2010. Nominees: 01 Mel G. Brekhus 02 Robert D. Rogers 03 Ronald G. Steinhart	FOR ALL ☐	WITHHELD FOR ALL ☐	3.	To approve the selection of Ernst & Young LLP as our independent auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐
			4.	To consider a shareholder proposal regarding a sustainability report.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)			5.	In their discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof.

		FOR	AGAINST	ABSTAIN
2.	To amend the certificate of incorporation to increase the authorized common stock from 40 million to 100 million shares.	☐	☐	☐	I PLAN TO ATTEND THIS MEETING	☐

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Signature	Signature	Date

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PROXY

TEXAS INDUSTRIES, INC.

Annual Meeting of Shareholders – October 16, 2007

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Mel G. Brekhus and Robert D. Rogers, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Texas Industries, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held on Tuesday, October 16, 2007 at 9:30 A.M. at the Westin City Center Dallas, 650 North Pearl Street, Dallas, Texas 75201 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

For address change, householding, and/or comments, please mark the corresponding box on the reverse side.

Address Change	Householding		Comments

	YES ☐	NO ☐

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